Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 29, 2016 with respect to the consolidated financial statements of DXP Enterprises, Inc. for the year ended December 31, 2015, included in this Annual Report of DXP Enterprises, Inc. on Form 10-K for the year ended December 31, 2017.  We consent to the incorporation by reference of said report in the Registration Statements of DXP Enterprises, Inc. on Forms S-8 (File No. 333-134606, File No. 333-123698, File No. 333-92875, File No. 333-92877, and File No. 333-213226) and on Forms S-3 (File No. 333-134603, File No. 333-188907, and File No. 333-213227).

/s/ GRANT THORNTON LLP
Houston, Texas

March 28, 2018